As filed with the Securities and Exchange Commission on August 29, 2012

Registration No. 333-124958

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASSET ACCEPTANCE CAPITAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	80-0076779
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

28405 Van Dyke Avenue

Warren, Michigan 48093

(586) 939-9600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Asset Acceptance Capital Corp. 2004 Stock Incentive Plan

(Full Title of the Plan)

Rion B. Needs

President and Chief Executive Officer

Asset Acceptance Capital Corp.

28405 Van Dyke Avenue

Warren, Michigan 48093

(586) 939-9600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Edwin L. Herbert, Esq. Vice President, General Counsel and Secretary Asset Acceptance Capital Corp. 28405 Van Dyke Avenue Warren, Michigan 48093 Telephone: (586) 446-1782	J. Michael Bernard, Esq. Dykema Gossett PLLC 400 Renaissance Center Detroit, Michigan 48243 Telephone: (303) 568-5374

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting company	☐

DEREGISTRATION OF SHARES

On May 10, 2012, the Company’s shareholders approved the Asset Acceptance Capital Corp. 2012 Stock Incentive Plan (the “2012 Plan”). The 2012 Plan replaced the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), which was amended to terminate the ability to make future awards under the 2004 Plan and to cancel the shares of Common Stock remaining available for purposes of future awards under the 2004 Plan. No additional shares of Common Stock will be offered or awarded under the 2004 Plan. In accordance with the undertaking contained in Part II, Item 9(a)(3) of the Registration Statement covering the 2004 Plan, and pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to remove from registration all of the Common Stock that remained available for future awards under the Registration Statement covering the 2004 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Michigan on August 29, 2012.

ASSET ACCEPTANCE CAPITAL CORP.

By:	/s/ Rion B. Needs
Name: Rion B. Needs Title: President and Chief Executive Officer

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